UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Quest Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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5 Polaris Way

Aliso Viejo, California 92656

April 28, 2011

To our Stockholders:

We invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, June 7, 2011, at 10:00 a.m., local time, at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656.

The actions to be taken at the Annual Meeting are described in detail in the enclosed Proxy Statement and Notice of Annual Meeting. Included with these proxy materials is a copy of our Annual Report on Form 10-K for 2010. We encourage you to read these materials.

Please use this opportunity to take part in the affairs of Quest Software by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card promptly, using the enclosed postage-prepaid envelope. You can also vote by telephone or via the Internet. See the information contained under the heading “Information about the Annual Meeting and Voting” in the enclosed Proxy Statement for more details and follow the instructions on your proxy card.

All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock, such as a bank or brokerage account statement. Registration will begin at 9:30 a.m. on the morning of the Annual Meeting.

We encourage you to exercise your right to vote as a stockholder, and we look forward to seeing you at our Annual Meeting.

Sincerely,

Douglas F. Garn,

President and Chief Executive Officer

5 Polaris Way

Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, June 7, 2011

The Annual Meeting of Stockholders of Quest Software, Inc., a Delaware corporation (“Quest” or the “Company”), will be held on Tuesday, June 7, 2011, at 10:00 a.m., local time, at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656. At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.	To elect the Board’s six nominees to the Board of Directors to serve until the next annual meeting and their successors are duly elected and qualified: Vincent C. Smith, Douglas F. Garn, H. John Dirks, Kevin M. Klausmeyer, Augustine L. Nieto II and Paul A. Sallaberry;

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

3.	To conduct an advisory vote on the compensation of our named executive officers;

4.	To conduct on advisory vote on the frequency of an advisory vote on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 19, 2011. Only stockholders of record as of the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided for that purpose, or to vote electronically via the Internet or by telephone. Instructions for electronic voting are provided on page 4 of the Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously returned a proxy card by following the instructions in the Proxy Statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on Tuesday, June 7, 2011 at 10:00 a.m., local time, at the Company’s offices located at 5 Polaris Way, Aliso Viejo, California 92656:

The Notice of Annual Meeting of Stockholders, Proxy Statement and the Company’s 2010 Annual

Report to Stockholders are available on our website at http://www.quest.com/investor_relations/.

The Board of Directors recommends that you vote FOR each of the six nominees for director named in the Proxy Statement, for THREE years with respect to the frequency of an advisory vote on the compensation of our named executive officers, and FOR each of the other proposals identified above.

By order of the Board of Directors,

David P. Cramer,

Vice President, General Counsel & Secretary

Aliso Viejo, California

April 28, 2011

QUEST SOFTWARE, INC.

5 Polaris Way

Aliso Viejo, California 92656

PROXY STATEMENT

April 28, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quest Software, Inc., a Delaware corporation (“Quest” or the “Company”), for Quest’s 2011 Annual Meeting of Stockholders to be held on Tuesday, June 7, 2011 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656, and the telephone number at that location is (949) 754-8000.

Definitive copies of these proxy solicitation materials were first mailed to stockholders entitled to vote on or about April 29, 2011.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will be asked to:

•	Elect six directors;

•

Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

•	Conduct an advisory vote on the compensation of our named executive officers;

•	Conduct an advisory vote on the frequency of an advisory vote of our named executive officers; and

•	Transact any other business that may properly come before the meeting.

The proposals to be considered and acted upon at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal No. 1—FOR the election of each of the six nominees to the Board of Directors identified in this Proxy Statement;

Proposal No. 2—FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

Proposal No. 3—FOR approval on an advisory basis of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement; and

Proposal No. 4—for every “THREE YEARS” on an advisory basis as the frequency for an advisory vote on the compensation of our named executive officers.

If any other business is properly brought before the meeting, the proxy holders will vote the shares they represent in the manner they deem advisable.

Who is entitled to vote at the Annual Meeting?

Our Board of Directors set April 19, 2011 as the record date (the “Record Date”) for the meeting. Only stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 89,929,362 shares of common stock were issued and outstanding, which is our only class of outstanding voting securities.

How many votes do I have?

On each matter presented at the Annual Meeting, you are entitled to one vote for each share of Quest common stock owned by you at the close of business on the Record Date.

Am I entitled to cumulate my votes for the election of directors?

No. Stockholders do not have the right to cumulate their votes in the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Quest stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If on the Record Date, your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by Quest. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. Alternatively, you may vote by telephone or via the Internet as instructed below.

Beneficial Owner. If on the Record Date, your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from your broker or other nominee and present it to the inspector of elections at the Annual Meeting with your ballot. Your broker or other nominee has enclosed a voting instruction form for you to use in directing the broker or other nominee regarding how to vote your shares.

How will my votes be counted?

If you return your properly signed and dated proxy card or voting instruction form in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction form, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction form, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, such as the uncontested election of directors or advisory votes on executive compensation and the frequency of executive compensation advisory votes. Accordingly, the broker or other nominee may not vote your shares with respect to Proposals No. 1, 3, and 4 if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

The enclosed proxy card or voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters.

Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes with respect to Proposal No. 1; “For,” “Against,” and “Abstain” votes with respect to Proposal No. 2; “For,” “Against,” and “Abstain” votes with respect to Proposal No. 3; and “Three Years,” “Two Years,” “One Year,” and “Abstain” votes with respect to Proposal No. 4. Because brokers do not have discretionary authority to vote on Proposals No. 1, 3, or 4, broker non-votes will not be counted towards the vote total for those proposals. Proposal No. 2 is considered a routine matter on which brokers have discretionary authority to vote, and therefore we do not expect any broker non-votes in connection with that proposal.

How many votes must be present to hold the Annual Meeting?

For business to be conducted at the Annual Meeting, holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present at the Annual Meeting, either in person or by proxy. This is called a quorum. On the Record Date, 89,929,362 shares of common stock were issued and outstanding, which is our only class of outstanding voting securities. Abstentions and broker non-votes (i.e., shares held in “street name” as to which voting instructions have not been received from the beneficial owners or persons entitled to vote) are counted as present for purposes of establishing a quorum.

If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How many votes are required to adopt the proposals?

Proposal No. 1 (Election of directors): Each of the six nominees will be elected only if the number of votes “For” such nominee exceeds the number of votes “Withheld” against such nominee. Abstentions and broker non-votes will not count as a vote “For” or “Withheld” with respect to a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Proposal No. 2 (Ratification of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011): Requires the affirmative vote of a majority of the shares of Quest common stock represented at the Annual Meeting and entitled to vote on the matter. Abstentions on Proposal No. 2 will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal No. 2 is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Proposal No. 3 (Advisory vote on the compensation of our named executive officers): Requires the affirmative vote of a majority of the shares of Quest common stock represented at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

Proposal No. 4 (Advisory vote on the frequency of an advisory vote on the compensation of our named executive officers): Requires the affirmative vote of a majority of the shares of Quest common stock represented at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner. With respect to this item, if none of the frequency alternatives (three years, two years, or one year) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on the compensation of our named executive officers more or less frequently than the alternative approved by our stockholders.

How do I vote?

On Proposal No. 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. On Proposal No. 2, you may vote “For” or “Against” or abstain from voting on the ratification of our independent registered accounting firm. On Proposal No. 3, you may vote “For” or “Against” or abstain from the advisory vote on the compensation of our named executive officers. On Proposal No. 4, you may vote for “Three Years,” “Two Years,” “One Year” or abstain from the advisory vote on the frequency of an advisory vote on the compensation of our named executive officers. The procedures for voting are fairly simple:

Generally, you may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, each as described below. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker or other nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction form provided by your broker or other nominee.

Internet Voting. Stockholders of record of Quest common stock with Internet access may submit proxies on the Internet by following the instructions on their proxy cards. Most Quest stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction form provided by their brokers or other nominees. Please check the voting instruction form for Internet voting availability.

Telephone Voting. Stockholders of record of Quest common stock may submit proxies by telephone by following the instructions on their proxy cards. Most Quest stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction form provided by their brokers or other nominees. Please check the voting instruction form for telephone voting availability.

Voting By Mail. Stockholders not wishing to vote electronically on the Internet or by telephone, or whose voting instruction form does not reference Internet or telephone voting information, should follow these instructions for voting by mail. Stockholders of record of Quest common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Quest stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction form provided by their brokers or other nominees and mailing them in the accompanying pre-addressed envelope.

Voting in Person. Stockholders of record of Quest common stock may also vote their shares in person at the Annual Meeting. However, if your shares are held beneficially in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker or other nominee) and bring it with you to the Annual Meeting. Signing and returning your proxy card or submitting your vote on the Internet or by telephone does not affect your right to vote in person at the Annual Meeting.

Telephone and Internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What is the deadline for Internet and telephone voting?

The deadline for voting on the Internet or by telephone is 1:00 a.m. Pacific Time on June 7, 2011.

Can I change or revoke my vote after submitting my proxy?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by granting a subsequent proxy by telephone or through the Internet, by providing a written notice of revocation to Quest’s Corporate Secretary at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

If you voted by telephone or Internet you may also change your vote by delivering a new proxy bearing a later date by telephone or Internet, as the case may be, provided that we receive such later-dated proxy by 1:00 a.m. Pacific time on June 7, 2011.

Who will bear the cost of soliciting proxies for the Annual Meeting?

Quest will bear the cost of this solicitation. Quest has retained the services of MacKenzie Partners, Inc. to assist in obtaining proxies from brokers and other nominees of stockholders for the Annual Meeting. The estimated cost of such services is $5,000, plus out-of-pocket expenses. In addition, Quest will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of Quest’s directors, officers and regular employees may solicit proxies personally or by telephone, facsimile or email, without additional compensation.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

What if I receive more than one set of these proxy solicitation materials?

If you have received more than one proxy card or voting instruction form, it is likely because your shares are held in multiple accounts or registered in different names or addresses. Please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted.

What is the procedure to submit a proposal for consideration at next year’s Annual Meeting?

Stockholders who intend to present proposals at the 2012 Annual Meeting of Stockholders must send such proposals in writing to Quest for receipt no later than December 30, 2011 for such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to such meeting. Such proposals must also comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Please address any stockholder proposals to our Corporate Secretary at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Our Bylaws also include an advance notice procedure for stockholders who wish to present a proposal before any annual meeting of stockholders. To comply with this advance notice provision, a stockholder must have given timely written notice to our Corporate Secretary no later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the anniversary of the date of Quest’s immediately preceding annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of Quest’s immediately preceding annual meeting of stockholders, notice by the stockholder must be given no earlier than the close of business on the 120th calendar day prior to such annual meeting and no later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals. To be timely for our 2012 annual meeting of Stockholders, our Corporate Secretary must receive a stockholder’s notice at our principal executive offices not earlier than February 8, 2012 and not later than March 9, 2012.

The written advance notice of proposals other than the nomination of directors to be presented before any annual meeting of stockholders must include certain information concerning the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including: (a) the name and address of each proponent, (b) the class, series, and number of shares owned beneficially and of record by the proponent, (c) a description of any agreement, arrangement or understanding, whether oral or in writing, with respect to the proposal between or among any proponent or any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement, or understanding, (d) a representation that the proponents are holders of record or beneficial owners, as the case may be, of the Company’s shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to propose the business specified in the notice, (e) a representation as to whether the proponents intend to deliver a proxy statement or form of proxy to holders of a sufficient number of holders of the Company’s voting shares to carry such proposal, (f) to the extent known by any proponent, the name and address of any other stockholder supporting the proposal, and (g) a complete description of certain derivative transactions by each proponent during the previous 12 month period. Please consult our Bylaws for additional details on requirements for stockholder proposals. For information concerning stockholder nominations of directors, see the section of this Proxy Statement captioned “Nominations for Director.”

What happens if additional matters are presented at the Annual Meeting?

We do not currently anticipate that any other matters will be presented for consideration at the Annual Meeting, as our Corporate Secretary received no timely written notices from stockholders who wish to present a proposal before the Annual Meeting on or before January 1, 2011, as stated in our proxy materials for the 2010 annual meeting. However, the accompanying proxy confers discretionary authority to vote on any such other matters as may properly come before the Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on such matters in accordance with their best judgment. The persons named as proxies intend to vote the shares they represent as Quest’s Board of Directors may recommend.

What proxy materials are available on the Internet?

This Proxy Statement and our 2010 Annual Report to Stockholders are available at http://www.quest.com/investor_relations/.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may only receive one copy of our Annual Report and proxy materials. If you wish to receive additional copies of our Annual Report and proxy materials now or in the future, please write or call Quest:

Quest Software, Inc.

Investor Relations

5 Polaris Way

Aliso Viejo, CA 92656

(949) 754-8000

Similarly, if you share an address with another stockholder and have received multiple copies of the proxy materials, you may write or call us to request delivery of a single copy of these materials in the future.

EXECUTIVE OFFICERS

Vincent C. Smith, 47 Executive Chairman	Mr. Smith provides our Board of Directors with institutional knowledge of the Company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging technological trends, and business operations. Mr. Smith has served as our Executive Chairman since October 2008, our Chief Executive Officer from 1997 to 2008 and a director since 1995. Mr. Smith became Chairman of the Board in 1998. From 1992 to 1994, Mr. Smith served as Vice President of Worldwide Sales and Marketing at Patrol Software North America, a company he founded. Following Patrol’s acquisition by BMC Software in 1994, Mr. Smith managed BMC’s sales operations as Director of Open Systems. From 1987 to 1992, Mr. Smith held a variety of sales management positions at Oracle Corporation. Mr. Smith graduated from the University of Delaware with a degree in computer science and a minor in economics. In 2009, Mr. Smith entered into a settlement agreement with the SEC following the SEC’s investigation into the Company’s stock option granting practices. While not admitting or denying any allegations, Mr. Smith agreed, among other things, to the entry of a judgment enjoining future violations of certain federal securities laws. The settlement imposed no restrictions upon Mr. Smith’s service as an officer or director of any publicly traded company.

Douglas F. Garn, 52 President and Chief Executive Officer	Mr. Garn contributes to our Board of Directors a deep understanding of our people, products and culture developed through his tenure with the Company, along with a wealth of experience and expertise in sales strategy and execution, and software business operations and management. Mr. Garn has served as our President since February 2005 and has served as our Chief Executive Officer since October 2008. Mr. Garn previously served as our Vice President, Worldwide Sales from January 1998 to January 2002, and returned to this position in January 2003 after a medical leave of absence. From March 1996 to January 1998, Mr. Garn was Vice President of North American Sales for Peregrine Systems, Inc. Mr. Garn served as Vice President of Sales at Syntax Inc. from 1995 to 1996 and as Regional Sales Manager at BMC from 1993 to 1995. Mr. Garn holds a Bachelor’s degree in Marketing from the University of Southern California.

Scott J. Davidson, 45 Senior Vice President, Chief Financial Officer	Mr. Davidson has served as our Chief Financial Officer since October 2007. Mr. Davidson joined Quest as Treasurer in 2002, and he has served as a vice president since 2005. His responsibilities have included worldwide treasury and investment operations, acquisitions, SEC reporting, investor relations and risk management. From 1997 to 2001, Mr. Davidson was director of corporate treasury and investor relations at Citrix Systems, Inc. Mr. Davidson holds a bachelor’s degree in finance from Florida Atlantic University and an MBA from the University of Miami.

Steve Dickson, 50 Senior Vice President of Product Management	Mr. Dickson has served as our Senior Vice President of Product Management since November 2008. Mr. Dickson previously served as Vice President and General Manager, Windows Management since 2003. Mr. Dickson joined Quest in 1998 and has also held various sales management positions within Quest, including Vice President, Sales—Western Region, and Vice President, Sales—Microsoft Solutions. Mr. Dickson holds a bachelor’s degree in applied mathematics from Weber State University and an MBA from Pepperdine University.

Alan Fudge, 50 Senior Vice President of Worldwide Sales	Mr. Fudge has served as our Senior Vice President of Worldwide Sales since August 2009. From November 2005 to August 2009, Mr. Fudge served as President and Chief Executive Officer of GuardianEdge Technologies, Inc. Mr. Fudge previously served as Executive Vice President of Worldwide Field Operations at VMWare and has held executive positions at BEA Systems, Objectspace and IBM. Mr. Fudge holds a bachelor’s degree in computer science from St. Edwards University.

DIRECTORS

Listed below are the six current Quest directors who have been nominated for election at the Annual Meeting and descriptions of their backgrounds and principal occupations for at least the past five years, as well as their public company directorships as of the record date and those held during the past five years. Each of our current directors has been nominated for re-election at the Annual Meeting, except for Raymond J. Lane, who has decided not to stand for re-election at the Annual Meeting. Mr. Lane will resign his directorship effective as of the Annual Meeting date, but will continue to serve as a Director Emeritus and as an advisor to our Board of Directors. Each of our director nominees holds or has held senior positions in large, complex organizations and has operating experience relevant to our business. In these positions, they have gained expertise in core management skills such as strategic and financial planning, financial reporting, compliance, risk management, corporate governance practices and leadership development. In addition to the information presented below regarding each director nominee’s specific experience, qualifications, attributes and skills, we believe that each of our director nominees has other key attributes important to an effective board: candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on our Board of Directors and its committees. We also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. We believe that our director nominees as a group bring a diverse range of experience and perspectives to our Board of Directors’ deliberations.

Vincent C. Smith, 47 Director since 1995	Information for Mr. Smith is included in the previous section titled “Executive Officers.”

Douglas F. Garn, 52 Director since 2008	Information for Mr. Garn is included in the previous section titled “Executive Officers.”

H. John Dirks, 66 Director since 2006	Mr. Dirks brings to our Board of Directors extensive finance and accounting expertise, including a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Dirks has 40 years of auditing and accounting experience with PricewaterhouseCoopers LLP (“PwC”), having served as a National Office Partner from 1989 until his mandatory retirement in 2005. He served as a co-leader of the firm’s National Accounting Services group and was an Audit Partner from 1979 through 1989, with an industry focus on technology clients. Mr. Dirks also represented PwC in a variety of accounting and auditing professional activities, including the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, the Emerging Issues Task Force of the Financial Accounting Standards Board and as a member of the AICPA Task Forces regarding various accounting topics, including the AICPA Task Force on Software Revenue Recognition. Since his retirement from PwC, he has provided accounting consulting services to various organizations. Mr. Dirks is a member of the Finance Committee and chairs the Audit Committee of the Roman Catholic Archdiocese of San Francisco. Mr. Dirks is a graduate of Loyola Marymount University.

Kevin M. Klausmeyer, 52 Director since 2003	Mr. Klausmeyer is an experienced financial leader who brings to our Board of Directors, through extensive experience at both public and private companies in the software and technology industry, a deep understanding of the complex financial and operational issues facing global companies, and extensive knowledge of accounting principles and financial reporting rules and regulations. Mr. Klausmeyer served as Chief Financial Officer of The Planet, Inc., a privately-held company and leading provider of dedicated web hosting products and services, until its recent merger with SoftLayer Technologies, Inc. Before joining The Planet in August 2006, Mr. Klausmeyer served as Chief Financial Officer of RLX Technologies, Inc., a private company which was acquired by Hewlett-Packard Company in October 2005. From December 1999 to February 2003, Mr. Klausmeyer was Chief Financial Officer of PentaSafe Security Technologies, Inc., a privately-held company which was acquired by NetIQ Corporation in December 2002. For more than six years, Mr. Klausmeyer served as Vice President and Chief Accounting Officer with BMC Software. During a portion of his tenure at BMC, Mr. Klausmeyer was a founding board member and treasurer of the Software Finance and Tax Organization (“SOFTEC”). In addition, Mr. Klausmeyer was a member of the AICPA’s Software Revenue Recognition Taskforce from 1998 to 2005. He also spent 13 years in public accounting with Arthur Andersen LLP. Mr. Klausmeyer graduated from the University of Texas with a bachelor’s degree in accounting.

Augustine L. Nieto II, 53 Director since 2002	Mr. Nieto contributes to our Board of Directors considerable experience in business management and operations. Mr. Nieto was a co-founder of Life Fitness, a leading manufacturer of cardiovascular and strength training fitness equipment for commercial and consumer use, and held a variety of executive positions with Life Fitness until the company was acquired by Brunswick Corporation in 1997. He is currently an Operating Advisor for North Castle Partners, a private equity firm based in Greenwich, Connecticut. Mr. Nieto is currently the chairman of Octane Fitness, a privately-held manufacturer of consumer exercise equipment. He is also a National Vice President of the Muscular Dystrophy Association, Co-Chairman of its ALS Division and Founder of its Augie’s Quest campaign. In addition, Mr. Nieto serves as the Chairman of the ALS Therapy Development Institute, a leading non-profit biotechnology and drug research company, and as a Director of DynaVox Inc., a public company that provides communication and education solutions for individuals with speech, language and learning disabilities. Mr. Nieto earned a degree in Economics and Financial Accounting from Claremont McKenna College.

Paul A. Sallaberry, 55 Director since 2005	Mr. Sallaberry provides our Board of Directors with wide-ranging expertise in sales strategy and execution, worldwide operations and management, along with business acumen and insight into emerging business trends in our industry. Mr. Sallaberry has been a Venture Partner at Jafco Ventures since 2009. Mr. Sallaberry previously held several executive level positions with Veritas Software, most recently as Executive Vice President, Worldwide Field Operations. Prior to that, Mr. Sallaberry served as Senior Vice President, Worldwide Sales of Veritas from July 1999 to December 1999, and Vice President, Worldwide Sales of Veritas from April 1997 to July 1999. Mr. Sallaberry previously held senior positions at OpenVision Technologies, Inc. and Oracle Corp. He currently serves as a director of several private companies, including Ocarina Networks, Dorado Software, Calypso Technology, Inc., and GFI Software, where he serves as Chairman of the Board. Mr. Sallaberry currently is a Member of the Board of Advisors of Progress Financial Corporation, a federally chartered savings institution, and has served as a Director of Mendocino Software, Inc. and Mimosa Systems, Inc. Also, he is a Member of the U.C. Davis Foundation Board of Trustees. Mr. Sallaberry holds a bachelor’s degree from the University of California, Davis.

Corporate Governance

Our Board of Directors and management are committed to utilizing good corporate governance practices to ensure we are managed for the long-term benefit of our stockholders. We have in place a variety of policies and practices to promote good corporate governance. Consistent with our Corporate Governance Guidelines, a majority of our Board of Directors is independent in accordance with NASDAQ and NYSE listing standards, and all members of our Audit Committee, our Compensation Committee, and our Nominating and Corporate Governance Committee also meet NASDAQ and NYSE guidelines for independence. We have also established:

•

written charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that address corporate governance practices in accordance with the Sarbanes-Oxley Act, current NASDAQ corporate governance guidelines, and other applicable rules and regulations;

•	a Code of Business Conduct and Ethics applicable to our officers, directors and employees;

•	a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	disclosure control policies and procedures.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for establishing and reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by our Corporate Governance Guidelines are:

•

Director Independence—Independent directors shall constitute at least a majority of our Board of Directors and all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with the independence standards set forth in Section 303A.02 of the New York Stock Exchange Listed Companies Manual and the criteria for independence established by The NASDAQ Stock Market.

•	Term Limits for Independent Directors—Any director who is intended to be an independent director must not have served on our Board of Directors for 16 or more years.

•	Executive Sessions of Independent Directors—The non-employee directors regularly meet in executive sessions without management present.

•

Board Access to Independent Advisors—Our Board of Directors as a whole, and each of its committees separately, has authority to retain such independent consultants, counselors or advisors to the Board or its committees as each shall deem necessary or appropriate.

Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics can be found on the Corporate Governance page of our Investor Relations website located at http://www.quest.com/investor_relations/.

Board of Directors and Committees

During 2010, the Board met four times. Each of our directors attended at least 75% of the aggregate number of all meetings of the Board and each of the committees upon which such director served and which were held during the period of time that such person served on the Board or such committee. We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board of Directors, copies of which can be found on the Corporate Governance page of our Investor Relations website located at http://www.quest.com/investor_relations/. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond J. Lane		•
Kevin M. Klausmeyer	Chair		•
Augustine L. Nieto II	•	•	Chair
Paul A. Sallaberry		Chair	•
H. John Dirks	•

Audit Committee. The primary purpose of the Audit Committee is oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of Quest, including the appointment, oversight and compensation of Quest’s independent registered public accounting firm. Our Audit Committee held five meetings in 2010.

Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for our CEO and other executive officers and administers our 2008 Stock Incentive Plan, which was adopted as a successor to our 1999 Stock Incentive Plan and our 2001 Stock Incentive Plan. Our Compensation Committee met three times in 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees all aspects of our corporate governance functions on behalf of the Board and makes recommendations to the Board regarding corporate governance issues, including:

•	identifying, reviewing and evaluating candidates to serve as directors of Quest;

•	serving as a focal point for communication between candidates, non-committee directors and Quest management;

•	recommending candidates for election to the Board; and

•	making other recommendations to the Board regarding affairs relating to the directors of Quest.

Our Nominating Committee met two times in 2010. The Board has determined that each of Messrs. Dirks, Klausmeyer, Lane, Nieto and Sallaberry is independent under the criteria established by NASDAQ and the NYSE, and that each of Messrs. Dirks and Klausmeyer is an audit committee financial expert.

Board Leadership Structure

The Board has carefully considered its leadership structure and determined that it is appropriate and in our best interest for Mr. Smith to serve in the unique position of Executive Chairman and for Mr. Garn to serve as Chief Executive Officer. An early leader of the Company, Mr. Smith has been a director since 1995 and has served as Chairman of the Board since 1998. He served as Chief Executive Officer from 1997 until 2008, when Mr. Garn took over the position. In the unique role of Executive Chairman, Mr. Smith now serves as both an executive officer of the Company, with responsibilities for overseeing the Company’s strategic direction and supervising the Chief Executive Officer’s day-to-day management of the Company, and as chairman of the

Board. The Board has considered the benefits of having the Executive Chairman function as a bridge between management and the Board, ensuring that both groups act with a common purpose. The Board also considered Mr. Smith’s knowledge regarding our operations and the industry and markets in which we compete and his ability to promote communication, to synchronize activities between the Board and our senior management, and to provide consistent leadership to both the Board and the Company in coordinating the strategic objectives of both groups. The Board also acknowledges the importance of independent leadership. All of our Board members except Mr. Smith and Mr. Garn are independent, as are all members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each Board committee has authority to retain independent advisors, counselors or consultants as they deem necessary or appropriate.

Board Role in Oversight of Risk Management

Our Corporate Governance Guidelines assign overall responsibility for risk management oversight to the Board. The various Board committees also are involved in the risk management oversight process. The Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal audit department. The Compensation Committee reviews risks related to our compensation program and the Nominating and Corporate Governance Committee reviews legal and regulatory risks. The Board is advised by the committees of significant risks and management’s response via periodic updates. Our management team regularly reports to the Board and the Board’s committees to provide visibility on the identification, assessment and management of critical risks and management’s risk mitigation strategies.

Communications with the Board

Stockholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer. A copy of our Code of Ethics was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2010 and is also posted on the Corporate Governance page of our Investor Relations website located at http://www.quest.com/investor_relations/. We intend to satisfy the disclosure requirements regarding amendments to, or waivers from, the Code of Ethics by either providing such information on a Form 8-K filed with the Securities and Exchange Commission or by posting such information on the Corporate Governance page of our Investor Relations website described in the preceding sentence. Information contained on our website is not part of this Proxy Statement.

Director Attendance at Annual Meetings

Directors are encouraged to attend annual meetings of the Company’s stockholders. Our annual meeting in 2010 was not attended by any incumbent directors.

Nominations for Director

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director to be recommended to the Board. In the event that vacancies on the Board arise, the Nominating Committee considers potential candidates for director, which may come to the attention of the Nominating Committee through current directors, professional search firms, stockholders or other persons. In accordance with our Corporate Governance Guidelines, potential director candidates are reviewed in the context of the current composition of the Board, the Company’s operating requirements and the long-term interests of our stockholders. The Nominating Committee seeks directors possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company and contribute to the Company’s goals, who have demonstrated excellence in their fields and have the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Incumbent directors whose terms of office are about to expire are reviewed in terms of their overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair their independence.

While we do not have a formal diversity policy, as a matter of practice the Nominating Committee and the Board consider diversity in the context of the Board as a whole and take into account the personal backgrounds, expertise and experience of the nominees so that the Board’s deliberations will reflect a broad range of perspectives. Director nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating Committee considers properly submitted stockholder recommendations of candidates for nomination to the Board in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating Committee. Materials provided by a stockholder for consideration of a candidate nominee for director are forwarded to the Nominating Committee for evaluation. In evaluating such candidates, the Nominating Committee seeks to achieve the appropriate balance and diversity of industry and business knowledge and experience in light of the function and needs of the Board.

The policy of the Nominating Committee is to consider stockholder recommendations for candidates for membership on the Board. Stockholder recommendations of candidates for nomination should be delivered to our Corporate Secretary as follows:

Corporate Secretary

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Stockholder recommendations for director candidates should set forth, among other matters: (i) the name, age and business address of the candidate being recommended; (ii) the principal occupation or employment of the candidate; (iii) the number of shares of Quest capital stock owned by the candidate; and (iv) other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors under applicable rules and regulations of the Commission.

Stockholders seeking to nominate a director for election at an annual meeting are required by our Bylaws to provide our Corporate Secretary with timely written notice as set forth in our Bylaws stating: (i) the name, age, business address and residential address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of our capital stock owned of record and beneficially by the nominee, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition, (v) a statement of whether the nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the Company’s policies, and (vi) any other information concerning the nominee that would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including the person’s written consent to being named as a nominee and to serving as a director if elected). In addition, the written notice must include certain information concerning the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made, including: (a) the name and address of each proponent, (b) the class, series, and number of shares owned beneficially and of record by the proponent, (c) a description of any agreement, arrangement or understanding, whether oral or in writing, with respect to the nomination between or among any proponent or any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement, or understanding, (d) a representation that the proponents are holders of record or beneficial owners, as the case may be, of the Company’s shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (e) a representation as to whether the proponents intend to deliver a proxy statement or form of proxy to holders of a sufficient number of holders of the Company’s voting shares to elect such nominee, (f) to the extent known by any proponent, the name and address of any other stockholder supporting the nomination, and (g) a complete description of certain derivative transactions by each proponent during the previous 12 month period. Please consult our Bylaws for additional details on requirements for stockholder nominations of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 19, 2011 with respect to the beneficial ownership of Quest common stock by (i) each person Quest believes beneficially holds more than 5% of the outstanding shares of Quest common stock; (ii) each director; (iii) each named executive officer, as defined in Item 402 of Regulation S-K, and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Beneficial ownership also includes shares of Quest common stock issuable upon exercise of stock options that are exercisable or will become exercisable, and shares of Quest common stock subject to restricted stock units that are vested or will vest, within 60 days of April 19, 2011, as indicated in the footnotes to the table below. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 89,929,362 shares of common stock outstanding on April 19, 2011 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 19, 2011. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,432,363	(1)	6.04%

Bank of New York Mellon Corporation. One Wall Street, 31st Floor New York, NY 10286	5,747,436	(2)	6.39%

Executive Officers and Directors:
Vincent C. Smith	30,619,793	(3)	33.19%
Douglas F. Garn	62,000	(4)	*
Scott J. Davidson	75,627	(5)	*
Steve Dickson	61,274	(6)	*
Alan Fudge	30,670	(7)	*
Raymond J. Lane	346,543	(8)	*
Augustine L. Nieto II	85,000	(9)	*
Kevin M. Klausmeyer	108,400	(10)	*
Paul Sallaberry	144,213	(11)	*
H. John Dirks	85,000	(12)	*
All executive officers and directors as a group (10 persons)	31,618,520	(13)	33.98%

*	Less than 1%

(1)	According to a Schedule 13G filed with the Securities and Exchange Commission by the beneficial owner of these shares on February 8, 2011. BlackRock, Inc. has sole voting power and sole dispositive power over these shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission by the beneficial owner of these shares on February 4, 2011. Bank of New York Mellon Corporation has sole voting power over 4,970,083 of these shares, shared voting power over 1,770 of these shares, sole dispositive power over 5,739,406 of these shares, and shared dispositive power over 8,030 of these shares.

(3)	Includes: (i) an aggregate of 153,440 shares owned by Mr. Smith’s minor children for which Mr. Smith disclaims beneficial ownership, (ii) 1,262,460 shares held by Vincent C. Smith Annuity Trust 2010-1, (iii) 946,844 shares held by Vincent C. Smith Annuity Trust 2010-2, and (iv) options to purchase 2,335,125 shares of common stock.

(4)	Includes options to purchase 62,000 shares of common stock.

(5)	Includes options to purchase 65,970 shares of common stock.

(6)	Includes options to purchase 49,600 shares of common stock.

(7)	Includes options to purchase 30,670 shares of common stock.

(8)	Includes options to purchase 154,309 shares of common stock.

(9)	Includes options to purchase 85,000 shares of common stock.

(10)	Includes options to purchase 105,000 shares of common stock.

(11)	Includes options to purchase 140,000 shares of common stock.

(12)	Includes options to purchase 85,000 shares of common stock.

(13)	Includes options to purchase 3,112,674 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of initial ownership of our securities and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders also are required to furnish Quest with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 4 or 5 were required, the Company believes that, during 2010, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. Reasoner filed one late report on Form 4 covering one transaction.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion & Analysis

Overview

The following compensation discussion and analysis is intended to supplement and provide context to the disclosures contained in the compensation tables. This discussion and analysis explains the material components of the compensation awarded or paid to, or earned by, each of our “named executive officers” during the last completed fiscal year, and how such compensation components advance and serve our overall compensation objectives and strategies. Our named executive officers in fiscal year 2010 are: Douglas F. Garn, President and Chief Executive Officer; Scott J. Davidson, Senior Vice President and Chief Financial Officer; Vincent C. Smith, Executive Chairman; Steve Dickson, Senior Vice President of Product Management; and Alan Fudge, Senior Vice President of Worldwide Sales.

Executive Compensation Objectives and Philosophy

The overall objectives of our compensation programs for our named executive officers are to:

•	provide overall compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential;

•	link executive compensation to the achievement of objectively and subjectively measurable corporate and individual goals and objectives;

•	provide incentives to operate the company in a manner consistent with the Company’s short-term and long-term strategic performance goals and objectives; and

•	align the interests of our executives with those of our stockholders, with the ultimate objective of improving stockholder value.

We are engaged in the highly competitive software industry. The Compensation Committee of the Board of Directors (the “Committee”) recognizes that our continued success depends upon the ability to attract and retain qualified executives through competitive compensation programs for our named executive officers.

Role of Compensation Committee and Outside Consultants

Our Board of Directors has delegated to the Committee the power and authority to review, modify and approve our compensation strategy and policies. The Committee’s charter is available on the Corporate Governance page of our Investor Relations website located at http://www.quest.com/investor_relations/. The Committee is currently comprised of three independent directors: Paul A. Sallaberry (Chairman), Raymond J. Lane and Augustine L. Nieto II. The Board of Directors has delegated to the Committee the responsibility for:

•	reviewing, modifying and approving the compensation of our named executive officers;

•	establishing our executive compensation programs and periodically reviewing and modifying the operation of those programs;

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our named executive officers, based upon our business needs and consistent with the interests of our stockholders;

•	administering our equity compensation plans and our executive compensation plans, programs and policies;

•	monitoring corporate performance and its relationship to the compensation of named executive officers; and

•	making appropriate recommendations to the Board of Directors concerning matters of executive compensation.

The Committee meets regularly to discuss executive compensation matters. At least annually, usually near the beginning of the year, the Committee performs a review of the total compensation packages of our named executive officers. In determining a named executive officer’s total compensation package, the Committee considers and reviews each of the components of compensation that we offer our named executive officers to ensure consistency with our compensation philosophy and objectives. The Committee then determines whether the existing compensation programs are meeting our overall compensation objectives and philosophy and may implement adjustments to achieve a package of total compensation for each of our named executive officers. The Committee considers whether and to what extent developments in compensation trends should affect our compensation policies and objectives.

The Committee considers input from our Executive Chairman, our Chief Executive Officer and our Vice President, Human Resources in determining both the total amount of compensation for our named executive officers and the allocation between different types of compensation. Our Executive Chairman and Chief Executive Officer also discuss with the Committee our corporate performance goals during the applicable performance period and make recommendations regarding the relative weights to assign to the different performance objectives when the Committee uses multiple objectives. Neither our Executive Chairman nor our Chief Executive Officer is present during the Committee’s voting or final deliberations regarding the compensation of our named executive officers.

The Committee has the authority to engage its own outside compensation consultants, at the Company’s expense, and to commission compensation studies or surveys to obtain data and advice regarding the amount and types of compensation we provide to our named executive officers and how these compare to compensation practices generally in our industry. For 2010, the Committee engaged Watson Wyatt Worldwide, Inc. (now known as Towers Watson) to compare the compensation of our named executive officers against a group of comparable software companies and to provide advice concerning long-term retention strategies for our named executive officers. The Committee also utilized external market data from Equilar, a leading executive compensation company, to compare the compensation programs for our named executive officers with the compensation packages provided to executives with similar responsibilities at software companies that are similar in size to Quest. The Committee determined not to engage in formal compensation benchmarking for 2010, but rather directed our Vice President, Human Resources to prepare a “market check” comparison of the overall compensation levels of our named executive officers against a group of similarly sized software companies using the data provided by Equilar and analysis conducted by Towers Watson.

The Committee approved the 2010 compensation arrangements for our named executive officers in February 2010.

Elements of Total Compensation

To achieve the objectives of our compensation programs, we use the following principal forms of compensation for our named executive officers, each of which is discussed in detail below:

•	base salary;

•	performance-based, variable compensation in the form of cash incentive bonuses and, in previous years but not in 2010, equity-based incentive awards;

•	discretionary cash bonuses;

•	non-variable equity compensation in the form of stock options;

•	retirement savings and other customary employee benefits;

•	limited use of perquisites; and

•	limited use of change of control benefits.

The Committee’s compensation decisions for 2010 were shaped by a philosophy of providing incentives for executives to increase the Company’s growth and to create consistent, long-term performance. The Committee seeks to align the interests of our named executive officers with the interests of our stockholders through compensation tied to the achievement of both short-term and long-term performance goals. The Committee has designed the executive compensation arrangements to include performance-based features that provide economic incentives to outperform stated goals.

The named executive officer compensation package for 2010 included several changes from the previous year, including the following revisions which are discussed in greater detail throughout this Compensation Discussion and Analysis. First, equity-based compensation consisted solely of stock options, with restricted stock units being eliminated. Consistent with the Committee’s goal of driving growth and rewarding performance that increases stockholder value, the Committee determined that stock options were a better compensation tool because stock options have value only if our stock price increases, whereas restricted stock units retain value even if the stock price remains flat or declines. Second, performance-based variable compensation under our Executive Incentive Plan (“EIP”) was provided solely in the form of cash bonuses, rather than in both cash and equity-based awards. Third, the weighting of the performance objectives for performance-based variable compensation under the EIP was shifted to emphasize the total revenues objective more strongly than the pro forma operating margin objective.

The Committee generally believes that on-target total compensation for each of our named executive officers should be at approximately the 60th to 75th percentile of comparable software companies, based on the individual named executive officer’s tenure in his position at Quest and experience in similar positions at other companies, if pre-determined performance objectives are reached at the target level. Beginning in 2009, the Committee was faced with the challenge of designing a compensation package for Mr. Smith, who now occupies a unique position that lacks ready comparison to positions within other companies. Having served as a director since 1995 and as our Chief Executive Officer from 1997 to 2008, Mr. Smith brings invaluable knowledge and experience to his active and continuing role within the Company’s leadership. The Committee believes that Mr. Smith’s compensation package provides appropriate incentives for him to remain engaged in the Company’s business.

Base Salary

We pay our named executive officers a base salary to compensate them for the services they provide throughout the year. Although base salary has traditionally comprised a substantial portion of the overall compensation of our named executive officers, the Committee does not target salary as a specific percentage of total compensation. To attract and retain qualified personnel, and because of the competitive industry in which we operate, we feel it is necessary to pay each of our named executive officers a base salary that is competitive with other software and technology companies with which we compete for personnel. In considering and determining the appropriate base salary for our named executive officers, the Committee reviews market data to compare the salaries we offer to our named executive officers to salaries paid to executives holding similar positions at companies with similar characteristics – generally, software companies with similar revenues or a similar market capitalization. Based on its review of the Company’s prior year performance and overall market conditions, including a market check of compensation levels at comparable companies, the Committee determined to maintain our named executive officers’ 2010 base salaries at their 2009 levels, as follows: Mr. Garn—$850,000; Mr. Davidson—$425,000; Mr. Smith—$1,000,000; Mr. Dickson—$400,000; and Mr. Fudge—$425,000.

Performance-Based Variable Compensation

Overview. The Company has adopted an Executive Incentive Plan (“EIP”) for purposes of compensating our named executive officers. The EIP is a variable incentive program designed to motivate participants to perform to the best of their abilities and achieve Quest’s financial and other performance objectives. Awards under the EIP may be paid in cash, common stock, stock units, restricted stock, or restricted stock units, at the Committee’s discretion. From the EIP’s inception, we have made all awards under the EIP in cash and, in some years, also in equity-based awards in the form of restricted stock units. For 2010, all awards under the EIP were made in cash.

Payments under the EIP are only earned if, and to the extent, performance objectives predetermined by the Committee are achieved. Near the beginning of each fiscal year, management prepares an operating plan and forecast detailing the anticipated level of revenues and other business activities for that fiscal year. The plan does not take into account the impact of any acquisitions during the year. This operating plan is presented to the Board of Directors and the Committee uses this plan to establish target performance objectives for the determination of any cash bonuses and equity-based awards to be paid to our named executive officers under the EIP. The EIP permits the Committee to select one or more performance objectives each year from among various criteria, including: total revenues, license revenues, service revenues, new orders or bookings, sales growth, operating income, operating margin, earnings per share, earnings before interest, taxes, depreciation and amortization and stock-based compensation, cash flow, net income, operating cash flow, return on assets, return on total stockholder equity, return on sales, assets, capital or investments, total stockholder return, cost reduction goals, increase in our trading price, or measures of customer satisfaction, or any combination of, or a specified increase in, any of the foregoing.

The Committee administers the EIP and determines the basis on which to measure the performance objectives that have been selected for a given year. Certain performance objectives may be measured in accordance with generally accepted accounting principles applied by the Company on a consistent basis, and others may be measured on a “pro forma” basis, excluding from the calculation of such objectives non-cash, non-recurring, extraordinary and certain other items, provided that such adjustments are in conformity with those reported by the Company on a non-GAAP basis. In addition, such performance objectives may be based upon the performance of any of the Company’s business groups or division thereof or any subsidiary. Performance objectives may differ from participant to participant, from performance period to performance period and from award to award. The EIP is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and members of the Committee must qualify as “outside directors” under Section 162(m). Subject to the terms of the EIP, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the EIP. The Committee or the Board generally may amend or terminate the EIP at any time and for any reason.

The performance period applicable to our 2010 cash bonus awards under the EIP was the twelve-month period from January 1, 2010 through December 31, 2010. For 2010, the Committee chose to establish performance objectives based on achievement levels of two criteria, total revenues and pro forma operating margin, for the full year, excluding the results of operations of companies acquired in 2010. Pro forma operating margin is a non-GAAP measure comprised of a percentage of total revenues, excluding amortization of intangible items, stock-based compensation expenses, acquisition-related costs, and expenses. The performance objectives are assessed independently of each other. Thus, the named executive officers may receive payment based on the Company’s achievement level of one performance objective, even if the Company fails to perform at a level required to receive payment under the other performance objective. For 2010, the performance objectives were weighted 60% to total revenues and 40% to pro forma operating margin.

The 2010 performance objective weightings differ from those used in 2009, when the total revenues performance objective was weighted at 40%, and pro forma operating margin performance objective was weighted at 60%. The weighting in 2009 reflected the Committee’s desire to focus the named executive officers on operating margins and profitability in a very challenging economic environment. The change in weightings for 2010 reflects the Committee’s shift in emphasis to achieving total revenue growth under economic conditions anticipated to be more conducive to that goal than in 2009.

Performance-Based Variable Compensation—Cash Bonus Awards. In February 2010, the Committee established target incentive cash bonus awards for the named executive officers under the EIP for 2010 as follows: Mr. Garn—$595,000 (allocated $357,000 to the total revenues objective and $238,000 to the pro forma operating margin objective); Mr. Davidson—$175,000 (allocated $105,000 to the total revenues objective and $70,000 to the pro forma operating margin objective); Mr. Smith—$700,000 (allocated $420,000 to the total revenues objective and $280,000 to the pro forma operating margin objective); Mr. Dickson—$122,500 (allocated $73,500 to the total revenues objective and $49,000 to the pro forma operating margin objective); and Mr. Fudge—$192,500 (allocated $115,500 to the total revenues objective and $77,000 to the pro forma operating margin objective). These performance-based variable cash bonus amounts comprised 70% of the total cash bonus amounts for which the named executive officers were eligible in 2010, with the remaining 30% allocated to the discretionary bonuses described below under the caption “Discretionary Cash Bonuses.”

The Committee determined that the maximum cash bonus award any named executive officer could earn under the EIP for 2010 was 125% of such named executive officer’s target cash bonus award. Under the terms of the EIP, the amount of the ultimate award may be reduced if actual achievement of the performance criteria is determined to be below the specified objectives. The Committee retains further discretion to reduce or eliminate (but not increase) the cash bonus awards that would otherwise be payable under the EIP.

The tables below depict in detail the threshold performance objective percentages required to obtain the associated percentages of the target cash bonus awards under the EIP as established by the Committee for 2010. As the performance objective percentages increase within the tiers shown in the tables, the associated percentages of the target cash bonuses to be paid increase on a straight-line basis.

Performance-Based Cash Bonus Awards:

Total Revenues Objective:

% of Objective Achieved	% of Target Cash Bonus Award Paid
105% or More	125%
104%	120%
103%	115%
102%	110%
101%	105%
100%	100%
95%	50%
90%	25%
Below 90%	0%

Pro Forma Operating Margin Objective:

% Operating Margin	% of Target Cash Bonus Award Paid
24.2% or More	125%
23.0%	100%
21.9%	10%
Below 21.9%	0%

For 2010, an award of 100% of the named executive officers’ target cash bonus for the total revenues objective would have been awarded if the Company achieved total revenues of $724,616,000. An award of 100% of the named executive officers’ target cash bonus for the pro forma operating margin objective would have been awarded if the Company achieved a pro forma operating margin of 23.0% during the performance period. Under the total revenues objective, no cash bonus would have been paid had the Company performed below 90% of the target level. Under the pro forma operating margin objective, no cash bonus would have been paid had the Company performed below the 21.9% level.

For 2010, the Company achieved $761,297,000 in total revenues, as determined in accordance with the EIP’s criteria, and excluding the results of operations of companies acquired in 2010 (i.e., 105.1% of the total revenues objective), resulting in payment of 125% of the target cash bonus award amounts under this objective. For 2010, the Company achieved a pro forma operating margin of 23.8%, as determined in accordance with the EIP’s criteria, and excluding the results of operations of companies acquired in 2010, resulting in payment of 116.7% of the target cash bonus award amounts under this objective. Based on these achievement levels and the weights assigned to the performance criteria (60% to total revenues and 40% to pro forma operating margin), in February 2011 the Committee awarded cash bonuses under the EIP to our named executive officers for 2010 performance in the following amounts: Mr. Garn—$723,917 (allocated $446,250 to the total revenues objective and $277,667 to the pro forma operating margin objective); Mr. Davidson—$212,917 (allocated $131,250 to the total revenues objective and $81,667 to the pro forma operating margin objective); Mr. Smith—$851,667 (allocated $525,000 to the total revenues objective and $326,667 to the pro forma operating margin objective); Mr. Dickson—$149,042 (allocated $91,875 to the total revenues objective and $57,167 to the pro forma operating margin objective); and Mr. Fudge—$234,208 (allocated $144,375 to the total revenues objective and $89,833 to the pro forma operating margin objective).

Performance-Based Variable Compensation—Equity-Based Awards. In previous years, we have awarded performance-based equity awards to the named executive officers under the EIP in the form of restricted stock units, in addition to the cash awards discussed above. The awards of performance-based restricted stock units for achievement of performance objectives was designed to promote a longer-term interest in our performance and success in ways that we intended to result in increased value for our stockholders. The named executive officers had to achieve the specific performance objectives and remain employed with Quest through the vesting period in order to realize any value from the restricted stock units. These performance-based equity awards to our named executive officers were issued in accordance with our 2008 Stock Incentive Plan and were intended to qualify as performance-based compensation under section 162(m) of the Code. However, for 2010, the Committee determined not to include performance-based equity awards in our named executive officers’ compensation packages. The Committee eliminated restricted stock units from our named executive officers’ compensation for 2010 altogether in favor of stock options as an incentive for driving growth and as a tool for rewarding performance that increases stockholder value, as stock options have value only if our stock price increases, whereas restricted stock units retain value even if our stock price remains flat or declines. Also, previously but not in 2010, we have granted performance-based stock options with performance criteria similar to those used for performance-based restricted stock units granted under our EIP.

Discretionary Cash Bonuses

Outside of our EIP, we offer other discretionary incentive cash bonus opportunities to our named executive officers that are designed to provide incentives for the named executive officers to perform to the best of their abilities and achieve certain individual operational, strategic and regional objectives and initiatives or complete certain projects. The named executive officers will become entitled to earn some or all of their respective target discretionary cash bonus amounts, including the opportunity to earn up to 125% of their target cash bonus amounts, based on the Committee’s subjective evaluation of the individual’s performance in the context of general economic and industry conditions and the Company’s performance. The discretionary cash bonuses are determined wholly at the discretion of the Committee and generally are not linked to pre-established objective performance measures. The Committee believes that this discretionary cash bonus arrangement is an appropriate mechanism for rewarding and motivating the named executive officers because each named executive officer is responsible for, among other things, strategic objectives that cannot always be stated in quantitative or objective terms or measured by traditional financial metrics during the performance period. This more subjective arrangement provides the Committee with a powerful and flexible tool to shape the named executive officers’ behavior. The Committee believes that achievement of the results rewarded by the discretionary cash bonuses will lead to increased stockholder value, thereby providing an incentive to our named executive officers in the performance of their duties that is aligned with the interests of our stockholders.

In setting target discretionary cash bonus amounts, the Committee considers its expectations for the business functions headed by each named executive officer and the named executive officer’s potential for achieving these expectations. For each named executive officer, the Committee establishes broadly-worded strategic management objectives stated in qualitative, non-quantifiable terms designed to shape the named executive officer’s performance and activities. In February 2010 the Committee established the following target discretionary cash bonus amounts for the named executive officers: Mr. Garn—$255,000; Mr. Davidson—$75,000; Mr. Smith—$300,000; Mr. Dickson—$52,500; and Mr. Fudge—$82,500. These discretionary cash bonus amounts comprised 30% of the total cash bonus amounts for which the named executive officers were eligible in 2010, with the remaining 70% allocated to the discretionary bonuses described above under the caption “Performance-Based Variable Compensation—Cash Bonus Awards.”

In evaluating the named executive officers’ performance and determining the discretionary cash bonus amounts, the Committee makes a subjective assessment of the named executive officers’ performance in light of the qualitative management objectives and considers the target discretionary bonus amounts that were previously established. After the end of 2010, the Committee met to discuss the appropriate amount to be paid pursuant to the discretionary bonuses for Messrs. Garn, Davidson, Smith, Dickson and Fudge for 2010 performance. The Committee determined to reward the named executive officers based on their excellent performance against personal goals and Quest’s operating plan by paying each of them 110% of their target discretionary cash bonus amounts, as follows: Mr. Garn—$280,500; Mr. Davidson—$82,500; Mr. Smith—$330,000; Mr. Dickson—$57,750; and Mr. Fudge—$90,750.

Non-Variable Equity Compensation—Stock Options

In addition to the performance-based variable equity compensation program described above, we provide our named executive officers with non-variable equity-based incentives pursuant to our 2008 Stock Incentive Plan to motivate them to achieve our long-term goals. These equity-based incentives also serve to align the interests of our named executive officers with the interests of our stockholders. Our 2008 Stock Incentive Plan was established as the successor to our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan to provide all of our employees, including our named executive officers, with an opportunity to share, along with our stockholders, in our long-term performance. The Committee believes that a primary goal of our equity compensation program should be to provide key employees who have significant responsibility for our management, growth and future success with an opportunity to obtain an ownership interest, or to otherwise increase their ownership interest, in Quest, as an incentive for them to remain as an employee of Quest. We also feel that awarding equity compensation will also provide incentives for our named executive officers to work hard and strive to achieve our long-term strategic performance goals and objectives by giving each a stake in the outcome.

Named executive officers are eligible to receive non-variable equity compensation in the form of stock options at the discretion of the Committee. Option awards give the named executive officers the right to purchase shares of our common stock in the future at a price equal to the fair market value at the date of grant. Historically, the amount of stock options granted to our named executive officers has varied widely and was determined at the discretion of the Committee, with input from our Chief Executive Officer. All such grants are subject to the terms and conditions of our 2008 Stock Incentive Plan. We believe that the grant of stock options having an exercise price equal to the fair market value on the date of grant provides our named executive officers with an incentive to build stockholder value, since the named executive officers will only realize value in the stock options if there is stock price appreciation. Outstanding options held by named executive officers typically vest over a period of five years and expire ten years from the date of grant. We believe the vesting period provides us with an executive retention tool, as well as providing an incentive to our named executive officers to increase long-term stockholder value. In February 2010, we awarded our named executive officers stock options covering the number of shares of our common stock as follows: Mr. Garn—400,650; Mr. Davidson—142,350; Mr. Smith—575,000; Mr. Dickson—130,000; and Mr. Fudge—103,350.

The Committee has been conducting an ongoing analysis of retention incentives for our named executive officers, focusing initially on Mr. Smith due to the strategic vision he provides and unique role he occupies with the Company. To provide Mr. Smith an additional long-term retention incentive, the Committee awarded him additional non-qualified stock options under our 2008 Stock Incentive Plan covering 425,000 shares of our common stock. These options, granted in February 2010, feature a customized vesting schedule with a longer term than our standard stock option grants that is specifically designed to reward Mr. Smith for longer-term growth in stockholder value and long-term employment. These options vest over an eight-year period, subject to continued employment with the Company, with 20% vesting on the second anniversary of the date of grant, 20% vesting on the fourth anniversary of the date of grant, 20% vesting on the sixth anniversary of the date of grant, and 40% vesting on the eight anniversary of the date of grant.

Retirement and Other Benefits

We make available to each of our employees, including our named executive officers, a variety of employee benefit programs, including a 401(k) plan, medical, vision and dental benefits plans, short-term and long-term disability insurance, life insurance and certain other standard employee health and welfare benefit plans. Our named executive officers are eligible to participate in such plans to the same extent and on the same terms as all of our other employees. Our Board of Directors typically makes a discretionary matching contribution under our 401(k) plan to all participants once annually in February, based on our financial performance during the previous year. For 2010, we provided a discretionary matching contribution in the amount of up to $2,750, which is an increase to the $2,500 amount of the matching contribution from recent years. We believe that we must offer a comprehensive and competitive employee benefits program to attract and retain our key executives.

Perquisites

In addition to the compensation programs described above and the benefits programs that are generally available to all of our salaried employees, in years prior to 2008 we also provided our named executive officers with certain limited perquisites. These additional benefits principally consisted of company automobiles or automobile allowances for certain named executive officers, and costs of attending our annual sales quota club trip (including related tax gross-up benefits). While we believe these limited perquisites and other personal benefits were reasonable in nature and amount and consistent with the overall objectives of our compensation programs to enable us to attract, motivate and retain outstanding executives in our most critical positions, we did not provide our named executive officers with any perquisites or other personal benefits in 2008, 2009 or 2010 other than costs and related tax gross-up benefits for our annual sales quota club trip, and certain moving expense reimbursements and related tax gross-up benefits for Mr. Fudge in connection with his move to Southern California upon joining Quest in August 2009.

Equity Compensation Practices

Market Timing of Equity Awards

The Committee does not engage in any “market timing” of equity awards made to our named executive officers or other award recipients. There is no established practice of timing the grant of our equity awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Under our current practice, equity awards for all officers are made by the Committee. All stock option grants will have an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined in accordance with the plan under which such options are granted.

Equity Award Grant Policy

The Committee has adopted a Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives (the “Granting Policy and Procedures”) to provide a consistent procedure for the Committee to follow in the granting of equity awards, including procedures for the documentation, implementation and communication of equity awards. A copy of the Granting Policy and Procedures is available on the Corporate Governance page of our Investor Relations website located at http://www.quest.com/investor_relations/. The Granting Policy and Procedures provides, among other things, that:

•

in advance of each Committee meeting, management shall provide to the Committee a list of all officers, employees and Board members for whom management (or, in the case of Board members, the Board) recommends an equity award;

•

the grant date of all options (other than annual option grants) shall be the date of approval by the Committee or such other date after such date of approval as may be specified by the Committee, provided such date falls within an open trading window (if such date does not fall within an open trading window, the grant date shall be the first day of an open trading window after such date);

•	the exercise price for all options shall be the “Fair Market Value” on the date of grant (as defined in the equity plan from which the option award is made); and

•	the grant date for all annual awards shall be the date of Quest’s annual meeting of stockholders or such other date following such annual meeting as may be specified by the Committee.

Change in Control and Severance Payments

We have entered into arrangements with certain of our executive officers that provide for certain limited benefits upon a change of control. For a discussion of these arrangements, please see “Potential Payments upon Termination or Change in Control” below.

Deductibility of Executive Compensation

As part of its function, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which limits the annual deduction we can claim for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers (as determined in accordance with Section 162(m)) in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. In certain situations, the Committee may approve compensation arrangements that do not meet these requirements to ensure competitive levels of total compensation for our named executive officers.

Policy With Respect to Stock Ownership Requirements

We do not have a policy establishing security ownership requirements for our named executive officers. Our named executive officers have considerable ownership in Quest stock, which the Committee believes sufficiently aligns their interests with the interests of our stockholders.

Compensation Committee Report

The information contained in the following report of Quest Software’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Quest Software under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Quest Software specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis section be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Submitted by the Compensation Committee of the Board of Directors:

Paul A. Sallaberry (Chairman)

Raymond J. Lane

Augustine L. Nieto II

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with Quest’s management and with Deloitte & Touche LLP, Quest’s independent registered public accounting firm. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee received the written disclosures and letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche the independence of Deloitte & Touche.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee of the Board of Directors:

Kevin M. Klausmeyer (Chair)

Augustine L. Nieto, II

H. John Dirks

Summary Compensation Table

The following table sets forth for the years ended December 31, 2010, 2009 and 2008 all compensation awarded or paid to, or earned by, our chief executive officer, chief financial officer and each of our other executive officers for services rendered to Quest in all capacities. These officers are referred to in this Proxy Statement as the named executive officers.

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2008, 2009 AND 2010

Name and Principal Position (1)	Year	Salary (2)		Bonus (3)		Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	All Other Compensation (7)			Total
Douglas F. Garn,	2010		$850,000		$280,500	—	$2,694,812	$723,917		$2,750	(8)		$4,551,979
President and Chief Executive Officer	2009		$817,309		$340,000	$1,249,000	$1,142,680	$478,859		$8,106			$4,035,954
	2008		$735,227		$293,750	$1,728,750	—	$196,293		$2,500			$2,956,520

Scott J. Davidson,	2010		$425,000		$82,500	—	$957,460	$212,917		$2,750	(9)		$1,680,627
Senior Vice President and Chief Financial Officer	2009		$416,827		$100,000	$390,000	$363,580	$93,894		$5,378			$1,369,679
	2008		$375,000		$125,000	$345,750	—	—		—			$845,750

Vincent C. Smith,	2010		$1,000,000		$330,000	—	$7,178,471	$851,667		$2,750	(10)		$9,362,888
Executive Chairman	2009		$1,000,000		$400,000	—	$1,937,362	$563,364		$5,378			$3,906,104
	2008		$1,000,000		$500,000	$3,457,500	—	$334,115		$2,500			$5,294,115

Steve Dickson,	2010		$400,000		$57,750	—	$874,393	$149,042		$2,750	(11)		$1,483,935
Senior Vice President, Product Management	2009 2008	$ $	380,449 306,667	$ $	75,000 142,522	$157,099 —	$46,746 —	$70,420 —	$ $	5,190 16,634		$ $	734,904 465,823

Alan Fudge,	2010		$425,000		$90,750	—	$695,142	$234,208		$4,078	(12)		$1,449,178
Senior Vice President of Worldwide Sales	2009		$168,229		$52,500	—	$660,400	$59,153		$290,430	(13)		$1,230,712

(1)	Effective October 7, 2008, Mr. Garn was appointed Chief Executive Officer and Mr. Smith was appointed Executive Chairman. Mr. Dickson became an executive officer of Quest in November 2008. Mr. Fudge became an executive officer of Quest in August 2009.

(2)	The amounts shown for 2009 reflect reductions to annual base salary amounts due to voluntary unpaid furlough days taken during 2009.

(3)	The amounts shown were awarded as discretionary cash bonuses. Cash amounts awarded as performance-based, variable compensation under our Executive Incentive Plan are shown in the column captioned “Non-Equity Incentive Plan Compensation.”

(4)	The amounts shown represent the grant date fair value of restricted stock unit awards granted in the years indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. Fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No restricted stock units were granted to any of our named executive officers in 2010.

(5)	The amounts shown represent the grant date fair value of stock option awards granted in the years indicated as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 13, Stock-Based Compensation and Employee Benefit Plans, to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. No stock options were granted to any of our named executive officers in 2008.

(6)	The amounts shown were earned pursuant to performance-based cash incentive awards under our Executive Incentive Plan.

(7)	The amounts shown are valued based on the aggregate incremental cost to Quest for providing the applicable perquisite or personal benefit.

(8)	The amount shown consists of a $2,750 matching contribution under our 401(k) plan.

(9)	The amount shown consists of a $2,750 matching contribution under our 401(k) plan.

(10)	The amount shown consists of a $2,750 matching contribution under our 401(k) plan.

(11)	The amount shown consists of a $2,750 matching contribution under our 401(k) plan.

(12)	The amount shown includes expenses in the amount of: (a) a $2,750 matching contribution under our 401(k) plan; and (b) $1,328 in expenses related to storage and insurance for household goods following Mr. Fudge’s move to Southern California after being hired by Quest in August 2009.

(13)	In connection with Mr. Fudge’s move to Southern California upon his joining Quest in August 2009, Mr. Fudge received from the Company $287,930 in moving expenses, home sale costs and related costs, including $118,391 in related tax gross-up expenses.

Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL YEAR 2010

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other option awards: number of securities underlying options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name			Threshold ($)	Target ($)	Maximum ($)
Douglas F. Garn	—	—	$0	$595,000	$743,750	—	—	—
	2/26/2010	2/26/2010	—	—	—	400,650	$16.85	$2,694,812
Scott J. Davidson	—	—	$0	$175,000	$218,750	—	—	—
	2/26/2010	2/26/2010	—	—	—	142,350	$16.85	$957,460
Vincent C. Smith	—	—	$0	$700,000	$875,000	—	—	—
	2/26/2010	2/26/2010	—	—	—	575,000	$16.85	$3,867,508
	2/26/2010	2/26/2010	—	—	—	425,000	$16.85	$3,310,963
Steve Dickson	—	—	$0	$122,500	$153,125	—	—	—
	2/26/2010	2/26/2010	—	—	—	130,000	$16.85	$874,393
Alan Fudge	—	—	$0	$192,500	$240,625	—	—	—
	2/26/2010	2/26/2010	—	—	—	103,350	$16.85	$695,142

(1)	These cash awards to Messrs. Garn, Davidson, Smith, Dickson and Fudge were granted in February 2010 pursuant to our Executive Incentive Plan for 2010 subject to performance-based vesting. See “Compensation Discussion & Analysis” above in this Proxy Statement for a discussion of these awards. The target amount of the award was established by our Compensation Committee and the maximum amount of the award is an amount equal to 125% of the target amount. In March 2011, the Compensation Committee reviewed the Company’s performance during fiscal year 2010, the applicable performance period, and awarded actual payouts to the named executive officers in the following amounts: Mr. Garn—$723,917, Mr. Davidson—$212,917, Mr. Smith—$851,667, Mr. Dickson—$149,042, and Mr. Fudge—$234,208. These amounts are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	The stock options awarded to Messrs. Garn, Davidson, Dickson and Fudge comprised non-variable equity incentive compensation under our 2008 Stock Incentive Plan. The stock options awarded to Mr. Smith consisted of 575,000 stock options awarded as non-variable equity incentive compensation under our 2008 Stock Incentive Plan, as well as 425,000 stock options awarded for long-term retention purposes under our 2008 Stock Incentive Plan. See “Compensation Discussion & Analysis” above in this Proxy Statement for a discussion of these awards.

(3)	The amounts shown represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 13, Stock-Based Compensation and Employee Benefit Plans, to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END TABLE

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of shares or units of stock that have not vested (#)(5)	Market value of shares or units of stock that have not vested ($)(6)
Douglas F. Garn	72,900	0	—	$24.40	10/1/2011	(1)	74,509	$2,066,880
	300,000	0	—	$26.51	4/4/2011	(1)	—	—
	40,000	0	—	$11.56	9/10/2013	(1)	—	—
	22,000	154,000	—	$12.55	5/14/2019	(2)	—	—
	0	400,650	—	$16.85	2/26/2020	(2)	—	—

Scott J. Davidson	15,000	0	—	$14.59	12/8/2015	(1)	24,368	$675,968
	15,500	49,000	—	$12.55	5/14/2019	(2)	—	—
	0	142,350	—	$16.85	2/26/2020	(2)	—	—

Vincent C. Smith	185,000	0	—	$24.40	10/1/2011	(1)	30,494	$845,904
	300,000	0	—	$24.40	10/1/2011	(1)	—	—
	300,000	0	—	$26.51	4/4/2011	(1)	—	—
	800,000	0	—	$8.30	8/7/2012	(1)	—	—
	750,000	0	—	$11.56	9/10/2013	(1)	—	—
	55,950	130,550	—	$12.55	5/14/2019	(2)	—	—
	0	575,000	—	$16.85	2/26/2020	(2)	—	—
	0	425,000	—	$16.85	2/26/2020	(3)	—	—
	—	—	165,787	$12.55	5/14/2019	(4)	—	—

Steve Dickson	20,000	0	—	$14.59	12/8/2015	(1)	5,230	$145,080
	2,700	6,300	—	$12.55	5/14/2019	(2)	—	—
	0	130,000	—	$16.85	2/26/2020	(2)	—	—

Alan Fudge	0	80,000	—	$16.00	8/13/2019	(2)	—	—
	0	103,500	—	$16.85	2/26/2020	(2)	—	—

(1)	Fully vested and immediately exercisable.

(2)	These options vest and become exercisable for the total number of option shares over a period of 5 years, subject to continued employment with the Company, with 20% vesting on the date that is 12 months from the date of grant and an additional 10% vesting at the end of each 6-month period thereafter. The following schedule sets forth the grant date for each option with such a vesting schedule that is not already fully vested (identified in reference to the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

Name	Grant Date	Expiration Date	Shares Granted
Douglas F. Garn	5/14/2009	5/14/2019	220,000
	2/26/2010	2/26/2020	400,650

Scott Davidson	5/14/2009	5/14/2019	70,000
	2/26/2010	2/26/2020	142,350

Vincent C. Smith	5/14/2009	5/14/2019	186,500
	2/26/2010	2/26/2020	575,000

Steve Dickson	5/14/2009	5/14/2019	9,000
	2/26/2010	2/26/2020	130,000

Alan Fudge	8/13/2009	8/13/2019	100,000
	2/26/2010	2/26/2020	103,350

(3)	These options vest and become exercisable for the total number of option shares over a period of eight years, subject to continued employment with the company, with 20% vesting on the second anniversary of the date of grant, 20% vesting on the fourth anniversary of the date of grant, 20% vesting on the sixth anniversary of the date of grant, and 40% vesting on the eight anniversary of the date of grant. The grant date of these 425,000 options was February 26, 2010, and these options expire on February 26, 2020.

(4)	The amount shown represents performance-based options granted to Mr. Smith on May 14, 2009, subject to the Company’s performance during 2009. The target-level amount of these performance-based options established by the Committee in February 2009 was 186,500. Due to the Company’s achievement above the threshold but below the target level of the applicable performance measures, in February 2010 the Committee determined that the actual number of options awarded was 165,787. The options vest and become exercisable for the total number of option shares over a period of 5 years, with 20% vesting on the date that is 12 months from the date of grant and an additional 10% vesting at the end of each 6-month period thereafter. As of December 31, 2010, 55,263 of these options were vested and 110,524 were unvested, and none of these options had been exercised. The options expire on May 14, 2019.

(5)	The amounts shown are unvested restricted stock units that vest in equal installments according to the schedule below:

Name	Number of RSUs	Vesting Dates
Douglas F. Garn	15,247	March 1, 2009, March 1, 2010 and March 1, 2011
	59,262	March 1, 2010, March 1, 2011 and March 1, 2012

Scott J. Davidson	5,864	March 1, 2009, March 1, 2010 and March 1, 2011
	18,504	March 1, 2010, March 1, 2011 and March 1, 2012

Vincent C. Smith	30,494	March 1, 2009, March 1, 2010 and March 1, 2011

Steve Dickson	2,860	On the last day of each calendar quarter in 2009, 2010 and 2011
	2,370	March 1, 2010, March 1, 2011 and March 1, 2012

(6)	The market value of the unvested restricted stock units is calculated by multiplying the number of units by the closing price of our common stock at December 31, 2010, which was $27.74.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired on stock option exercises and vesting of restricted stock units by each of the named executive officers during the year ended December 31, 2010. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Quest’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Quest’s common stock on the NASDAQ Global Select Market on the vesting date.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Douglas F. Garn	629,000	$6,815,367	44,879		$775,958
Scott J. Davidson	55,000	$788,405	15,117		$261,373
Vincent C. Smith	—	—	67,651	(1)	$1,169,686
Steve Dickson	54,060	$431,419	4,045		$83,516
Alan Fudge	20,000	$201,400	—		—

(1)	Mr. Smith deferred delivery of the shares underlying these awards until 2012.

Potential Payments upon Termination or Change in Control

We do not have any agreements that provide for any payments to our named executive officers in connection with the termination of employment of any such named executive officer. However, certain equity award arrangements with our named executive officers provide certain limited benefits in the event of a change in control of Quest. Specifically, our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan provide that in the event of a change in ownership or control of Quest (by way of merger, sale of assets or otherwise), each outstanding option under the discretionary option grant program will immediately become exercisable for all the shares represented by such option, except to the extent (i) such option is assumed or otherwise continued in full force and effect by the successor corporation; or (ii) such option is replaced with a cash incentive program by the successor corporation which preserves the economic value existing at the time of any such change in ownership or control and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares. Our 2008 Stock Incentive Plan, which is a successor to our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan, provides that in the event of a change in control, our Board of Directors may arrange for a variety of actions with respect to stock-based awards, such as assumption by the acquiring corporation, acceleration of vesting, or cash payment. In addition, our 2008 Stock Incentive Plan provides that stock-based award agreements may include provisions subjecting such awards to accelerated vesting immediately upon or, in the event of a termination, within a designated period after a change in control transaction. These acceleration provisions do not discriminate in scope, terms or operation in favor of our named executive officers and are available generally to all of our employees who have been granted stock options and restricted stock units. Assuming a change of control resulting in the acceleration of vesting of all outstanding equity awards to our named executive officers on December 31, 2010, our named executive officers would be entitled to receive the following payments based on the closing price of our common stock on that day, $27.74: Mr. Garn—$6,702,339 for accelerated stock options and $2,066,880 for accelerated RSUs; Mr. Davidson—$2,294,502 for accelerated stock options and $675,968 for accelerated RSUs; Mr. Smith—$14,551,915 for accelerated stock options and $845,904 for accelerated RSUs; Mr. Dickson—$1,511,397 for accelerated stock options and $145,080 for accelerated RSUs; and Mr. Fudge—$2,066,315 for accelerated stock options.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors for service during the year ended December 31, 2010:

DIRECTOR COMPENSATION TABLE—FISCAL 2010

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Raymond J. Lane	$54,250	$148,882	$203,132
Augustine L. Nieto II	$80,250	$148,882	$229,132
Kevin M. Klausmeyer	$79,000	$148,882	$227,882
Paul A. Sallaberry	$66,750	$148,882	$215,632
H. John Dirks	$65,500	$148,882	$214,382

(2)	Options granted to our directors pursuant to the automatic option grant program are fully vested upon issuance. The amounts stated in the “Option Awards” column for each director are the grant date fair value of each such equity award computed in accordance with FASB ASC Topic 718.

In 2010, non-employee directors received an annual retainer of $40,000 for serving on the Board of Directors, and were entitled to be reimbursed for reasonable expenses incurred by them in attending board and committee meetings. In addition, members of the regular committees of our Board of Directors received the annual fees described below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chairman	$20,000	$10,000	$10,000
Member	$10,000	$5,000	$5,000

On the first business day in January of each year, non-employee Board members who have served on the Board for at least one year also receive option grants covering 20,000 shares pursuant to the provisions of the automatic option grant program under our 2008 Stock Incentive Plan. In addition, our non-employee directors are entitled to receive a fee in the amount of $2,000 for each Board meeting attended in person ($1,000 if attended via telephone) and $1,500 for each committee meeting attended in person ($750 if attended via telephone).

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of our executive officers or any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. For additional information concerning transactions involving other members of the Board, see “Certain Relationships and Related Transactions.”

Compensation Risk Management

Our management has assessed our compensation policies and practices for all employees, including our named executive officers, to determine whether they encourage excessive risk taking. The Committee reviewed management’s assessments and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, as presented by management.

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2010.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,768,249	$16.96	8,862,602
Equity compensation plans not approved by security holders	—	—	—

Totals	14,768,249	$16.96	8,862,602

(1)	Excludes options to purchase 32,066 shares of common stock with a weighted average exercise price of $1.70 that were assumed by Quest in connection with our acquisitions of Foglight Software, Aelita Software Corporation, Imceda Software and Vintela. In connection with these acquisitions, Quest only assumed options outstanding at the time of the acquisition but did not assume the entire option plan; therefore, no further options may be granted under these acquired-company option plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Person Transactions

The charter of our Audit Committee requires that our Audit Committee review and approve all related person transactions. In determining whether to approve or ratify such a related person transaction, the Audit Committee follows our written policy governing related person transactions and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee will generally approve only those related person transactions that are in the best interests of our company and our stockholders.

Certain Employee Relationships

Since May 2006, we have employed Jim Garn, the brother of Douglas F. Garn, our President and Chief Executive Officer, as our Senior Director, Sales Operations. For 2010, Jim Garn received cash compensation totaling $237,110, which includes: (a) an annual base salary of $200,119, (b) a discretionary bonus in the amount of $34,241 and (c) a $2,750 matching contribution under our 401(k) plan. Jim Garn also received an award under our 2010 Managing For Results employee incentive plan of 16,000 stock options with an exercise price of $20.34 on August 6, 2010. These stock options vest over a three year period, with 1/3 vesting on March 1, 2011, 1/3 vesting on March 1, 2012, and 1/3 vesting on March 1, 2013. In addition, Jim Garn received an award of 3,769 restricted stock units on February 24, 2010 under our 2009 Managing For Results employee incentive plan. These restricted stock units vest in equal quarterly installments beginning on March 31, 2010 and ending on December 31, 2012.

Since September 2007, Chris Garn, the brother of Douglas F. Garn, our President and Chief Executive Officer, has been employed by Quest or one of its wholly-owned subsidiaries, most recently as a Territory Account Manager. For 2010, Chris Garn received cash compensation totaling $264,026, which includes: (a) an annual base salary of $110,000, (b) commission payments totaling $148,141, (c) a sales contest award totaling $3,570, and (d) retirement plan contributions totaling $2,315.

Other Relationships

We have entered into indemnification agreements with our executive officers and our directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

OVERVIEW OF PROPOSALS

This Proxy Statement contains four proposals requiring stockholder action. Proposal No. 1 relates to the election of six directors to our Board of Directors. Proposal No. 2 requests stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011. Proposal No. 3 relates to an advisory vote on the compensation of our named executive officers. Proposal No. 4 relates to an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers. Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently comprised of seven members: Messrs. Smith, Garn, Dirks, Klausmeyer, Lane, Nieto and Sallaberry. Mr. Lane has decided not to stand for re-election to the Board and will resign effective on the Annual Meeting date, after which he will be designed a Director Emeritus and will continue to serve as an advisor to the Board. The Board has nominated the six current directors other than Mr. Lane to be elected to serve for a one-year term and until their successors are duly elected and qualified. Our authorized number of directors is not less than five and not more than nine, and is presently set at seven. Following the departure of Mr. Lane from the Board on the Annual Meeting dated, the Board will have one vacancy, which the Board may fill once a qualified candidate is identified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nominees below. Proxies cannot be voted for more than the six named nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director. Each of the nominees, other than Mr. Smith and Mr. Garn, is independent of the Company and management.

Vote Required

Our Bylaws provide for a majority voting standard for uncontested elections of directors. An uncontested election is any election where the number of nominees for director does not exceed the number of directors to be elected. The majority voting standard will apply to the election of directors to take place at the Annual Meeting. As a result, each of the six nominees will be elected only if the nominee receives the affirmative vote of a majority of the shares of Quest common stock present or represented by proxy and entitled to vote – i.e., the number of shares voted FOR a director must exceed the number of votes WITHHELD against such director.

Any broker holding shares of record for you is not entitled to vote on an uncontested election of directors unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, will not count as a vote in determining whether a director nominee has received a majority of the votes cast. We therefore strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Recommendation

The Board of Directors recommends that stockholders vote FOR re-election of Messrs. Smith, Garn, Dirks, Klausmeyer, Nieto and Sallaberry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of Quest for the year ending December 31, 2011. Deloitte & Touche served as Quest’s independent registered public accounting firm for the year ended December 31, 2010. Stockholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm at the Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and will have the opportunity to make a statement.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche at the request of the Audit Committee to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the fees billed to Quest for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Deloitte during those periods.

	2010	2009
Audit Fees(1)	$1,700,314	$1,195,418
Audit-Related Fees(2)	$185,800	$132,133
Tax Fees(3)	$303,629	$187,267
All Other Fees	$0	$0
Total	$2,189,743	$1,514,817

(1)	Audit Fees related to professional services rendered for the audit of our annual financial statements, reviews of our quarterly financial statements, international statutory audits and other fees related to our SEC filings and other accounting consultations.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and also acquisition-related audit fees.

(3)	Tax Fees included fees for tax compliance of approximately $218,207 and $116,581 for 2010 and 2009 relating to U.S. federal tax returns, tax returns in overseas countries in which we do business and various state and local tax returns. Tax fees also included fees for tax advisory services of approximately $85,422 for 2010 and $67,166 for 2009, including tax examination assistance, expatriate tax services, assistance related to mergers and acquisitions, tax research and tax planning services in the countries in which we do business.

The Audit Committee of the Board of Directors has considered whether the provision by Deloitte of the non-audit services listed above is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, and may be subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the related amounts of fees for services performed. The Audit Committee may also pre-approve particular services on a case-by-case basis. All Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees for 2010 and 2009 described above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented and voting will be required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm.

Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the selection of Deloitte & Touche as Quest’s independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY” VOTE)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within each executive’s area of responsibility and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement and the related executive compensation tables for more information.

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Company approve, on an advisory basis, the compensation of Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.

Vote Required

The affirmative vote of a majority of the shares represented and voting will be required to approve, on an advisory basis, the compensation of our named executive officers.

Recommendation

The Board of Directors recommends that stockholders vote FOR adoption of the resolution approving the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY VOTE OF AN ADVISORY VOTE ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“FREQUENCY” VOTE)

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining.

For the reasons described below, we recommend that our stockholders select a frequency of three years.

•

Our executive compensation programs are designed to operate over the long-term and are designed to support long-term value creation. A triennial vote will allow stockholders to better judge our compensation programs in relation to our long-term performance.

•

A triennial vote will provide our Compensation Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote. A triennial vote will also allow for the changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on Company’s executive compensation programs.

•

Less frequent say on pay votes will improve the ability of institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders.

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.

Vote Required

The affirmative vote of a majority of the shares represented and voting will be required to approve, on an advisory basis, the frequency of an advisory vote on the compensation of our named executive officers. If none of the frequency alternatives (i.e., three years, two years, or one year) receive a majority vote, we will consider the frequency that receives the highest number of votes to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on the Company or the Board of Directors in any way, the Board of Directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on the compensation of our named executive officers more or less frequently than the alternative approved by our stockholders.

Recommendation

The Board of Directors recommends that stockholders vote for every THREE YEARS as the frequency for which stockholders shall have an advisory vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this Proxy Statement.

*****

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 accompanies this Proxy Statement. Further copies are also available without charge upon delivery of a written request to our principal executive offices at: Corporate Secretary, Quest Software, Inc., 5 Polaris Way, Aliso Viejo, CA 92656. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

April 28, 2011

Aliso Viejo, California

QUEST SOFTWARE, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., PDT, on June 7, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/QSFT
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	×

Annual Meeting Proxy Card	1234 5678 9012 345

Ú  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Proposals —	The Board of Directors recommends a vote FOR each of the six nominees listed in Proposal 1, FOR
Proposals 2 and 3 and for every THREE YEARS in Proposal 4.

1.	To elect six directors to serve on the Quest’s Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified:		+

01 - Vincent C. Smith	02 - Douglas F. Gam	03 - Augustine L. Nieto II
04 - Kevin M. Klausmeyer	05 - Paul A. Sallaberry	06 - H. John Dirks

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

			For	Against	Abstain		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011		☐	☐	☐	3. To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐
		3 Yrs	2 Yrs	1 Yr	Abstain

4.	To approve on an advisory basis the frequency of an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐	5. To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
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C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign give exactly as your name appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please give full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	C 1234567890 J N T 1 U P X 1 1 5 8 1 5 1	+

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

PROXY — QUEST SOFTWARE, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2011

The undersigned stockholder of Quest Software, Inc. (“Quest”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Quest Software, Inc. to be held at Quest’s principal executive offices located at 5 Polaris Way, Aliso Viejo, California 92656 on Tuesday, June 7, 2011 at 10:00 a.m. local time, and hereby appoints James W. Sytsma, David P. Cramer, Douglas F. Garn and Scott J. Davidson, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote Quest’s Common Stock which the undersigned is entitled to vote at such meeting and any adjournments of such meeting, as set forth on the reverse.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, (1) FOR THE ELECTION OF THE BOARD’S DIRECTOR NOMINEES SET FORTH IN PROPOSAL 1, (2) FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS QUEST’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2011 SET FORTH IN PROPOSAL 2, (3) FOR APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF QUEST’S NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 3, AND (4) FOR EVERY THREE YEARS AS THE FREQUENCY FOR AN ADVISORY VOTE ON THE COMPENSATION OF QUEST’S NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 4; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)